Exhibit 10.1

(1) Trussnet Capital Partners (HK) Ltd
(as Investor)

(2)Thrive Century International Limited
and
(3) Newtop Holdings Limited
(as Founders)

(4) ChinaComm Limited
(as Company)

(5) Qiu Ping
and
(6) Yuan Yi
(as Guarantors)

and

(7)CECT Chinacomm Co. Ltd
and
(8) CELT Chinacomm Shanghai Co. Ltd.
 (as Warrantors)

Subscription and Shareholders' Agreement
relating to ChinaComm Limited

Deacons

5th. Floor
Alexandra House
18 Chater Road
Central Hong Kong
hongkong@deaconslaw.com
www deacorie.com.hk

TABLE OF CONTENTS

INTRODUCTION		1
OPERATIVE PROVISIONS		2
1	Definitions	2
2	Interpretation	5
3	Subscriptions	6
4	Closing	7
5	Business	9
6	Warranties	9
7	Senior Management Share Options	10
8	The Board and the Directors	10
9	Information Rights	12
10	Management of the Company	13
11	Business undertakings and Additional Finance and Capital	14
12	Profits Distribution	14
13	Initial Public Offering	1s
14	Further Issue and Transfer of Shares	15
16	Non-Competition	16
16	Confidentiality	16
17	Announcements	16
18	Guarantee and Indemnity	17
19	Commencement and Termination	17
20	Consequences of Termination	16
21	Liquidation	18
22	Costs and Expenses	18
23	Effect of ceasing to hold shares	18
24	Cumulative remedies	19
25	Waiver	19
26	Entire agreement	19
27	Variation	19
28	NO partnership	19
29	Mutual co-operation	19
30	Assignment and transfer	19
31	Conflict between agreements	20
32	Counterparts	20
33	Notices	20
34	Severance	20
35	Governing law	20
36	Jurisdiction	20
37	Process agents	20
Schedule 1		22
Schedule 2		22
Schedule 3		22
Schedule 4		22
Schedule 5		22
Schedule 6		22
Schedule 7		22
Schedule 8		22

DATE: February 16, 2009

PARTIES

(1) Trussnet Capital Parnters (HK), LTD, whose registered offics a:  (the “Investor”).

(2)  THRIVE CENTURY INTERNATIONAL LIMITED, whose registered office is at P.O. Box 957, Offshore Incorporation Centre, Road Town. Tortola, British Virgin Islands ("Thrive Century")

(3)  NEWTOP HOLDINGS LIMITED whose registered office is at P.O. Box 957, Offshore  Incorporations Centre, Road Town, Tortola, British Virgin Islands ("Newtop”)

(4)  CHINACOMM LIMITED (company number 184758), whose registered office is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-*112. Cayman Islands (the "Company")

(5)  Qiu Ping holder of Chinese  Passport No. 13883494 of No. 802. 7/F, YLetan Narjie Beli, Xicheng District, Beijing, PRC

(6) Yuan Yi, holder of Chinese Passport No G07540692 of Room 401. No.12, 470 Nong, Xianxia Road, Changeing District, Shanghai, PRC

(7)  CECT Chinacomm Communications Co. Ltd (####), whose registered office is-at No.17# Building, Yuhai Yuan Er Li, Haitian District, Beijing, PRC ("Chinacomm PRC”); and

(8)  CECT Chinacomrn Shanghai Co. Ltd. (####), whose registered office is at Room 616. No. 6, 1028 Nong, Fengdeng Lu, Malu Zhen, Jiading District, Shanghai. PRC ("Chinacomm Shanghai”)

INTRODUCTION

(A)  The Company is a company incorporated in the Cayman Islands and limited by shares, brief particulars of which are set out it part __ of Schedule __.

(B)   Details of the legal and beneficial ownership of the share capital of the Company are set out in Parts __ and 2 of Schedule 2.

(C)   The Investor wishes to subscribe for shares in the capital of the Company on and subject to the terms of this Agreement.

(D)   The Investor and the Founders are entering into this Agreement to set out the terms governing their relationship as shareholders in the Company.

(E)  Qiu Ping and Yuan Yi jointly and severally guarantee the obligations of the Founders and the Warrantors under- this Agreement on the terms set out below.

(F)  Chinacomm PRC and Chinacomm Shanghai are entering into this Agreement as warrantors giving the Warranties to the Investor on the terms set out below.

(G)  Each of the parties enters into this Agreement in consideration of each of the other parties entering into this Agreement and accepting the terms, undertakings and covenants contained herein.

OPERATIVE PROVISIONS

1           Definitions

In this Agreement. except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

Act	the Companies Law of the Cayman Islands currently in force

Associated Companies	In respect of the Company, its holding company, its subsidiary and any other subsidiary of such holding company

Board	the board of directors of the Company as constituted from time to time

Business	the business of the Group as described in clause 5 and as more fully described in the Business Plan

Business Day	a day on which parks are ordinarily open for the transaction of normal banking business in Hong Kong (other than a Saturday or Sunday)

Business Plan	the business plan for the Group and Chinacomm in the agreed form

Chinacomm HK	Smart Channel Development Liminted (####), a limited liability company incorporated in teh Hong Kong and wholly owned by the Company

Chinacomm
Chinacomm PRC, Chinacomm Shanghai (a subsidiary of Chinacomm PrC), Chinacomm Guangdong Internet Co., Ltd and Chinacomm Shanghai Internet Management Co., Ltd and their respective subsidiaries from time to time.

Claim(s)	any claim(s) for breach of any Warranty

Closing	Closing of the subscription of the new Shares in accordance with clause 4

Control	in relation to a body corporate, the power of a person directly or indirectly to secure that the affairs of such body corporate are conducted in accordance with the wishes of that person:

(i) by means of the holding of shares or the possessopm of voting power (either at shareholdder level or director level) in or in relation to that or any other body corporate; or

(ii) by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that or any other body corporate or by contract.

Deed of Adherence	the deed of adherence in the form set out in Schedule 7

Directors	directors of the Company from time to time

Disbursement Plan	the disbursement plan referred to in paragraph (o) of Schedule 3

Encumbrance
any mortgage, charge, security interest, lien, pledge assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of the claim), conflicting claim of ownership of any other encumbrance of any nature whatsoever (whether or not perfected other than liens _____ by operation of law)

Exclusive	an exclusive right or privilege, single or sole, noting tnat in which no others have a share

Financial Year	a calendar year

First Payment	the sum of US$5,000,000 paid by the Investor to the Company being part payment and part satisfaction of the Subscription Price, the receipt of which is __________ and acknowledged ay the Company

Founders	Thrive Century and Newtop

Founder Directors	the directors appointed by the Founders to the Board pursuant to the terms of this Agreement and the provisions of the New Articles from time to time

Framework Agreement	the Framework Agreement dated 7 April 2008 and made between Trussnet USA, Inc. and Chinacornm PRC

Fulfilment Date	the date on which the Subsequent Payrnent Conditions have been all fulfilled or waived by the Investor

Group	the Company and each and any of the Subsidiaries for the time being and “Group Companies” shall be construed accordingly

Hong Kong	Hong Kong Specal Administrative Region of the People s Republic of China

Intellectual Property
copyrights, trade and service marks, including the Trade Marks, trade names, rights in logos and get-up, inventions, confidential information, trade secrets and know-how, registered designs, design rights, patents, utility models, semi conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or tied to any of the foregoing, in every case in any part of the world and whether or not regstered: and including all granted registrations and all applications for registration in respect of any of the same

Investor Directors	the directors appointed by the investor to the Board in accordance with clause 8.1

Investor
Trussnet Capital Partners Ltd. and any other person to whom Trussnet Capital Partners Ltd. transfers its Shares and who becomes a party as an “Investor” by signing a Deed of Adherence in accordance with this Agreement and is named therein as an “Investor”

Investor WFOE	a foreign invested enterprise wholly owned by the Investor to be established in the PRC

IPO
the admission of all or any of the Shares or securities representing those shares to or the grant of permssion by any like authority for th same to be traded or quoted on a stock exchange to be agreed upon between the Investor and the Founders

Key Ernployee	any employee who is employed by the Company or the other Group Companies:

(1) at managernert grace; or

(b) in a senior capacity, or

(c) other employees as identified by the Company or the other Group Companies.

Listing Rules	the relevant listing rules of any given listing authority in any jurisdiction as amended from time to time

New Articless	the new articles of association of the Company in the agreed form to be adopted in accordance will the provisions herein as amended or superseded from time to time

New Shares	the Shares to be subscribed by the Investor pursuant to clause 3.1 subject to and in accordance with this Agreement

PRC	the People's Republic of China

Resolutions	the resoutions in acreed form to be passed by the Company by general meeting or written resolution as specified in paragraph (a) of Schedule 3

Senior Management	all senior managerial, administrative, professional and technical personnel of the Group as determined by the Board from time to time

Service Agreement	the service agreernent referred to in paragraph (b)(v) of Schedule 3

Shareholders	Each of the Founders and the Investor and the other members of the Company from time to time who are a party to this Agreement

Share Option Plan	the share option plan to be established by the Company pursuant to clause 7

Shares	ordinary shares of US$0.00001 each in the capital of the Company

Subsequent Payment	Conditions as set forth in Schedule 3 for the payment of

Conditions	SubScription Price by the Investor after the First Payment

Subsidiary	a subsidiary of the Company from time to time, brief particulars of the Company’s existing subsidiary, namely, Chinacomm HK, are set out in part 2 of Schedule 1

Sub-Lease Agreement	the sub-lease agreement referred to in paragraph b(ii) of Schedue 3

Subscription Price	the total consideration of US$196,000,000 payable by the Investor to the Company or the subscription of New Shares

Taxation
all forms of taxation, duties, rates, levies contributions, withholdings, deductions. liabilities to account, charges and imposts whether imposed in the Cayman Islands, the PRC Hong Kong or elsewhere in the world

Taxing Authority	any taxing authority whether of the Cayman islands, the PRC, Hong Kong, or elsewhere in the world

Territory	Means the 29 cities of the PRC as set out in Schedule 8

Trade Marks	the trade and service marks and applications, together with associated logos, owned by the Group

US$	United States dollars, the lawful currency of the United States

Warranties	thewarranties given pursuant to clause 6 and in Schedule 4

Warrantors	Chinacomm PRC, Chinacomm Shanghai, the Founders and the Guarantors

WFOE	a foreign invested enterprise to be established in Beijing, the PRC and to be wholly owned by Chinacomm HK

2           Interpretation

2.1           The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

2.2           References to an Director shall include any alternate appointed to act in his place from time to time

2.3           References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality

2.4           References to documents "in the agreed form" are in documents in terms agreed or behalf of the Company, the Investor and the Founders and initialled on behalf of each such party for the purposes of identification only.

2.5           References to those of the parties that are individuals include their respective legal personal representatives.

2.6           Refererces to “writing” or "written" include any other non-transitory form of visible reprocuclon of words.

2.7           References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and gereral words introduced by the word "other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.8           Except where the context specifically requires otherwise, words importing one gender shall be treated as importng any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

2.9           References to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date of this Agreement) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

2.10           References in causes 6 (warranties), 8 (the board), 9 (information rights), 10 (consent matters), 11 (business undertakings), 15 (restrictive covenants), 16 (confidentiality), Schedule 4 (warranties) and Schedule 5 (consent matters) to the Company and the Board shall include each of the subsidiaries of the Company and the directors or the time being of those Subsidiaries respectively.

3           Subscriptions

3.1           Subject to the provisons of clause 4, the Investor applies for the allotment and issue to it at Closing of the following shares in the Company as set out in the table below and the Company accepts such applications:

Investor	No. of Shares	Total Subscription Price (US$)
Trussnet Capital Partners (HK) Ltd	2,450,000,000 Ordinary Shares	196,000,000

3.2           The Subscribtion Price shall be pad by the Investor or its Associatce Company in the following method:

(a)           IS$5,000,000 shall be paid as part payment and part satisfaction of the Subsciption Price in accordance wth relevant articles of the Framework Agreement, by electronic funds transfer to the bank accont of the Company (“Bank Account”) as set out below

Beneficiary Name:	ChinaComm Limited
Account Number:	xxxxxxxx
Bank Name:	Stardard Charered Bank (HK) Ltd
Bank Coce:	003
Branch Code.	368
SWIFT Code:	SXXXXX
Address.	4.4A Des Voeux Road, Standard Chartered Bank Building, Certral Hong Kong

(b)           US$141,000,000 shall be paid as part payment and part satisfaction of the Subscription Price by electronic funds transfer to the Bank Account. Such amount shall be paid in stalments. The first instalment shall be no less than USD20,000,000 and be paid within 35 business days after the licenses of Chinacomm have been extended in accordance with item (j) of Schedule 3 of this Agreement. The balance shall be paid within 180 business days after the licenses of Chinacomm have been extended in accordance with item (j) of Schedule 3 of this Agreement.

(c)           US$50,000,000 shall be paid as part payment and part satisfaction of the Subscription Price to the Investor WFOE as registered capital within 180 business days after the licenses of Chinacomm have been extended in accordance with item (j) of Schedule 3 of this Agreement.

3.3           The Investor shall be entitled to direct that the New Shares be issued and registered in the name of any nominee or custodian holding such shares on its behalf as bare nominee ard the provisions of clauses 3.1 and 4 shall be interpreted accordingly.

3.4           Each of the parties (other than the Company) agrees to vote in favour of the Resolutions and hereby irrevocably waives or procures the waiver of all or any pre-emption rights he or his nominees may have pursuant to the Company's articles of association or otherwise so as to enable the issue of any shares in the capital of the Company contemplated by this Agreement to proceed free of any such pre-emption rights.

3.5           The US$50,000,000 paid to the Investor WFOE as part of the Subscription Price shall be used by the Investor WFOE to procure equipments and services to perform its obligations under the lease agreement and service agreement described under paragraph (b) (ii) and (v) of Schedule 3 hereto: upon the IPO of the Company, except for otherwise agreed by the Shareholders, the Investor WFOE shall transfer the ownership of the equipments procured under this US$50,000,000 expentiture to the WFOE at the consideration of US$1.00.

4.           Closing

4.1           Closing of the subscription by the investor of the New Shares shall take place on the date when the First Payment is made or any other date as agreed by the Company and the investor.

4.2           Upon the Closing, the Investor shall become the legal owner or the 49% shares of the Company. The Company shall and the Parties shall procure the Company to deliver a share certificate for the 49% New Shares to the Investor and enter the name of the Investor into the Company's register of members/shareholders as the holder of 49% shares of the Company.

4.3           If the Subsequent Payment Conditions shall not have been fulfilled or waived by the Investor (at its sole discretion) on or before the sixty (60) business days after the Closing (or such other date as may be agreed between the parties in writing), this Agreement, other than clauses 1.6. 16 to 20-22, 24 to 31, 33 to 37. Schedule 4, shall terminate and be null and void and of no effect, except the liability of any party to the other parties in respect of any antecedent breaches of the terms of this Agreement.

4.4           In the event that this Agreement is terminated pursuant to clause 4.3 above, the Company shall refund, and the Company, the Founders and the Guarantors shall jointly and severally be liable to refund, the full amount of the First Payment and any following payment made in relation to this Agreement to the Investor within one hundred and eighty (180) days from the date on which this Agreement is so terminated.

4.5           Upon the fulfillment of the Subsequent Payment Conditions, the Parties shall procure the followoing events to occur:

(a)           a meeting of the Board shall be held at which the Company shall approve:

(i)           appointment of four (4) persons nominated by the Investor as Investor Directors, the appointment of five (5) persons nominated by the Founder as Founder Directors;

(ii)           appoint one of the Founder Directors as the Chairman of the Company;

(iii)          appoint one of the Investor Director as the Vice Chairman of the Company;

(iv)          appoint each one of the Investor Director and the Founder Director as the Co-Presidents of the Company;

(v)           appoint one of the Investor Director as the Chief Operation Officer and Executive Director of the Company;

(vi)          appoint one of the Founder Director as the Executive Director of the Company;

(vii)         appoint the person nominated by the Founder as the Chief Scientist of the Company;

(viii)        appoint the person nominated by the Investor as the Senior Vice President in charge of the operation of the Company;

(ix)           appoint the person nominated by the Founder as the Senior Vice President of the Company;

(x)            appoint the person nominated by the Investor as the Chief Financial Officer of the Company;

(xi)           appoint each one of the Investor Director and the Founder Director to jointly operate all bank accounts of the Company; and

(xii)          pass any such other resolutions as may be required to carry out the obligations of the Company under this Agreement.

(b)  Subject to completion of matters of paragraph (a) above the parties shall procure that, and the Company shall:

(i)      adopt the Financial Year of the Company;

(ii)     adopt the New Articles;

(iii)    approve and adopt the Disbursement Plan; and

(iv)    approve and adopt the Business Plan.

(c)    meetings of shareholders (where necessary) and/or the board of directors of Chinacomm HK and the WFOE shall be held respectively, at which:

(i)     the persons as listed in Clause 4.5 (a) shall be appointed for the same position in Chinacomm HK and the WOFE; and

(ii)    matters of the same nature as listed in Clause 4.5 (b) shall be conducted, adopted and approved by Chinecomm HK and the WOFE.

4.6   Within seven (7) Business Days from the Closing, the Company shall file with the relevant companies registry(ies) or other authorities, and provide to the Investor the documentary evdence relating to such filing of the allotment and issue of the New Shares.

4.7  Within seven (7) Business Days from the Fulfilment Date, the company shall provide to the Investor the documentary evidence relating to the appointment of the Investor's Directors, the adoption of the New Articles and any other matters the filing of which is required by the applicable law or by the Invesror in its sole discetion.

4.8  Within seven (7) Business Days from the Fulfilment Date, the Company shall procure that Chinacomm HK and the WFOE shall file with the relevant companies registry(ies) or other authorities, and the Company shall provide to the Investor the documentary evidence relating to such filing of, the appointment of company officers pursuant to Clause 4.5(c)(i) and the adoption of their new articles of association and any other matters of Subsequent Payment Coriditions relating to Chinacomm HK and the WFOE the filing of which is required by the appliable law or by the Investor in its sole discretion.

4.9   The Company shall promtly provide to the Investor the documentary evidence  in relation to the valid transfer of 49% shares f' Chinacomm, pro-rata to the amount of Subscription Price actually paid by the Investor under clause 3.2, to a PRC citizen or company through trust arrangement or other method agreed by the Investor and Founders.

4.10   Subject to the laws of PRC, Chinacomm shall transfer all of its employees to the WFOE in accordance with the schedule agreed by the Investor and the Founders.

5.           Business

5.1  The Shareholders agree that the business of the Group shall consist of telecommunication and information technology services, including inter alia, the provision of professional services in relation to the operation and maintenance of 3.5G Hz wireess broadband in the PRC.

5.2  The Shareholders may agree in writing from time to time that the Group shall conduct additional business not specified in clause 5.1 to the extent permitted by applicable law.

5.3  The Business conducted by the Company shall be conducted n the best interests of the Company and the Business conducted by each Group Company shall be conducted in the best interests of that Group Company and of tte Group as a whole and, in each case, shall be conducted on sound commercial profit-making principles, so as to generate the maximum acheivable profits available for distribution to the Shareholders.

5.4  The Shareholders agree that the Company and the other Group Companies shall obtan all necessary approvals, consents or permits required for the operation of the Business from any reevant govemmertal or regulatory authority.

6 Warranties

6.1  The Warrantors acknowledge that the Investor has been induced to enter into this Agreement and to subscribe for the New Shares on the basis of and in reliance upon the Warranties amongst other things.

6.2  The Warrantors jointly and severally warrant to the irvestor that each and every Warranty set out in Schedule 4 is true, accurate and not misleading at the date of this Agreement and at the Closinc and Fulfilment Date subject only to any exceptions expressly provided for under this Agreement.

6.3  Each Warranty is a separate and independent warranty, and, saves as othe-wise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement.

6.4  The rights and remedies of the Investor in respect of any breach of any of the Warranties shall not be affected by Closing, any investigation made any or on behalf of the Investor into the affaires of the Group and Chinacomm or ary other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorized written waiver of release.

6.5  Where any Warranty is qualified by the expression "so far as the Warrantors are aware” or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means both the actual knowledge of the Warrantors and also such knowledge which the Warrantors would have had if they had made reasonable enquiry of all relevant persons.

6.6  Any information suppled by the Company, Chinacomm and any other Group Company, and their respective officers, employees or agents to the Warrantors or their agents, representatives or advisers in connection with or which forms the basis of, any of the Warrarties or otherwise in relation to the business and affairs of the Company or Chinacomm or any Group Compary (whether before or after the date hereof) shall be deemed not to irclude or have included a representation, warrarty or guarantee of its accuracy by the Company, Chinacornm ard any Group Company to the Warrantors and shall not constitute a defence to any Claim by the Investor. The Warrantors hereby irrevocably waive any and all claims against the Company, Chinacomm and any Group Company, their respective officerss, employees or agents in respect of any information so supplied (and undertakes that no other person claiming under or through it will make any such claim) save for those claims arising out of fraud or wilful misrepresentation by the Company, Chinacomm any Group Company, and their respective officers, employees or agents.

7     Senior Management Share Options

7.1   The Company shall adopt a Share Option Plan whereby options over Shares (subject to a maximum option pool of [____] Shares) may be granted to the Senior Management of the Company pursuant to the Share Option Plan in such number may be decided by the Board at its sole discretion: The exercise of the options granted under the Share Option Plan shall be conditional on the grantees executing a Deed of Adherence.

8     The Board and the Directors

8.1  The number of Directors comprising the Board shall be nine (9). provided, however, that the Shareholders may decide from time to time, to increase or reduce the number of Directors and in case of an increase or decrease, the number of Directors which the Investor and the Founders are entitled to appoint under causes 8.2 and 8.3 respectively shall be adjusted accordingly as the Shareholders may decide. Each Director shall be appointed for a term of three (3) years.

8.2  The Investor shall have the right to appoint and maintain in office four (4) Directors (and as a member of each and any committee of the Board and to remove any Director so appointed and, upon his removal whether to appoint another Director in his place.

8.3  The Founders shall have the right to appoint and maintain in office five (5) Directors (and as a member of each and any committee of the Board) and to remove any Director so appointed and, upon his removal whether to appoint another Director in his place.

8.4   Board meetings will be held at least once for each quarter of a calendar year.

8.5  Appointment and removal by any Shareholder of a Director shall be by written notice to the Company which shall take effect or delivery at its registered office or at any meeting of the Board or committee thereof.

8.6  Any Shareholder removing a Director in accordance with this clause 8 and the relevant provisions of the New Articles shall be responsible for and shall hold harmless the other Shareholders and the Company from and against any claim or damages, loss of office, wrongful dismissal or otherwise arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings including, but without prejudice to the generality of the foregoing, legal costs actualy incurred.

8.7  The chairman of meetings of the Board and of meetings of Shareholders of the Company shall be the Founder Directer. In the case of an equality of votes at any meeting of the Board or of the Shareholders, the chairman shall not be entitled to a second or casting vote.

8.8  Each Director may, in accorcance with and subject to the New Articles, appoint an alternate to represent him at meetings of the Board which he is unable to attend. Such alternate shall be entitled to attend and vote at meetings of the Board and to be counted in determining whether a quorum is present, without the need for such alternate to be approved by the Boerd. Each alternate Director shall have one vote for every director whom he represents in addition to any vote of his own if he is also a Director.

8.9  Each Director or his alternate may participate in a meeting of the Board or a committee of the Board by means of telephone, audio-visual or similar communications equipment whereby all persons participating in the meeting can hear each other and shall constitute presence.

8.10  At each meeting of the Board and in respect of each resolution proposed to the Board each Director shall have one vote. Subject to Clause 10.7 ard except as otherwise provided in this Agreement, all resolutions of the Board shall be passed by simple majority vote.

8.11  At east seven (7) Business Days' notice (unless agreed otherwise by all the Directors (or their alternates) of every meeting of the Board and of any committee of the Board shall be given. The period of notice is served or deemed to be served and the day for which th meeting is called. Such notice shall be given eacn Director or the committee member (as the case may be) and shall be accompanied by an agenda or the business to be transacted at such meeting together with all papers to be circulated or presented to the same. Within no more than three (3) days after each such meeting. a copy of the minutes of that meeting shall be delivered to each Director.

8.12  No meeting of the Board or of any committee of the Board may proceed to business nor transact any business unless a quorum is present at the start of and throughout such meeting. A quorum of the Board shall be six (6) Directors present in person at least one (2) of whore must oe Investor Director. A Director shall be regarded as present for the purposes of a quorum if represented by an alternate Director in accordance will clause 8.8.

8.13  In the event that six (6) Directors (or their alternates) required to constitute a quorum under clause 8.12 are not present within thirty minutes from the time when the meeting should have begun or if during the meeting there is no longer a quorum. that meeting shall be adjounred by the chairman to a day not earlier than five (5) Business Days and no later than ten (10) Business Days from date of such meeting at the same time and place.

8.14  A written resolution of the Board or of any committee of the Board shall he validly passed if the text of the resolution has been signed or approved by all Directors or each committee member (as the case may be) in accordarce with the New Articles. Such resolution shall be sent to each Director or each committee member (as the case may be) and shall require a response within a period specified in the notice of such resolution, being not less than seven (7) Business Days after its date of despatch are no resolution shall take effect until the expiry of such period unless all the Directors have waived this requirement.

8.15  Each of the Founder Directors and the Investor Directors, as the and Founder and the Investor may from time to time select, shall be appointed as the Co-Presidents of the Company. The first Co-Presidents of the Company shall be such person as stated in clause 4.4(a)(ii). The Co-Presidents shall have the responsibilities delegated to them by the Board.

8 16  Subject only to clause _0.7, the Business shall be managed by the Board which may delegate any, of its powers, including the day-to-day running of the Business, to the Co-Presidents. The Co-Presidents shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board.

8.17  If the Board so authorises or requests, auditors, consultents, advisers and employees shall be permitted to attend and speak at meetings of the Board but not to vote.

8.18  The Senior Vice Presidents shall have the right to attend and speak at meetings of the Board but do not have the right to vote.

8.19  The provisions of this Clause 8 shall apply mutatis mutandis in respect of each Group Company, including Chinacomm HK and the WFOE.

9      Information Rights

9.1  The Company undertakes to each of the Shareholders that and each of the Shareholders shall procure so far as it is within their respective power to do so that, the Company shall not with respect to itself and, where applicable, each other Group Company:

(a)  keep books, records and accounts and therein make true and complete entries of at its dealings and transactions of and in relation to the Business of the Group, such Cooks, records and accounts aro al other records and documents relating to the business affairs of the Company(and any other relevant Group Company) shall be open to inspection by each of the Shareholders during normal business hours and or reasonable prior notice aid they shall be permitted to take and remove copies thereof,

(b)  for each month prepare management accounts (in a form approved by the Investor) with comparisons to budgets and containing profit and 'oss accounts, balance shoots cash flow statements and forecasts and shall deliver them to the each Shareholder within twenty-one (21) days after the end of each month,

(c)   at least thirty (30) days prior to the end of each financial year prepare and deliver to each Shareholder a detailed operating and capital oudget and cash flow forecast in respect of the next financial year in such form as the Investor shall require from time to time.

(d)  deliver to each Shareholder the audited accounts of the Company and applicable audited consolidated accounts of the Group Companies in respect at each accounting Period together with the relative audit and management letters and all corresponcence between the Company and the auditors of the Company concerning the accounts, the three (3) months after the end of the accounting period to which such audited accounts relate.

9.2  The Company shall provide each Shareholder promptly with siJoh information whetrier financial r otherwise concerning any member or the Group and the Business as each Shareholder may reasonably require from time to time in particular full details of any actual or prospective material change in the Business as soon as such details are available.

9.3  If the Company does not comply with its obligations in clauses 9.1 and 9.2, any Shareholder and a firm of accountants nominated by the Shareholder at the Company's experse will be entitled to attend the Company's expenses to examine the books and accounts of the Company and to discuss the Company's affairs, finances and accounts with its directors, officers and senior employees. The Company undertakes to the Shareholders to co-operate with any accountants or representatives appointed by them pursuant to this clause 9.3.

9.4  Each of the Directors shall be at liberty from time to time to make full disclosure to its appointing Shareholder of any information relating to the Company.

9.5  Each Shareholder shall be at liberty from time to time to make such disclosure.

(a)   to its partners, trustees, shareholders. uniho cers and other participants ard/or to any member of the same group for the purposes of but not limited to reviewing existing investments and investment proposals.

(b)  to any lender to the Company and/or to any shareholder of the Company;

(c)  about the Company as shall be required by law and any regulatory authority to which any Shareholder s subject; and

(d)   to the Company's auditors anoior any other professional advisers of the Company in relation to the business affairs and financial posit on of the Company as it may n its reasonaole discretior think fit.

9.6   The provisions of this clause 9 shall apply mutatis mutandis in respect of each Group Company, including Chinacomm HK and the WFOE.

10.           Management of tha Company

10.1  General meetings of Shareholders shall take place in accordance with the applicable provisions of the New Articles and this clause 13.

10.2  A notice of the Shareholders' meeting shall be circulated two weeks prior to the date of the meeting setting out an agenda identfying in reasonable detail the matters to be discussed (unless all the Shareholders agree otherwise).

10.3  The quorum for Shareholders' meetings shall be one duly author sed represen:ative of the investor and one duly authorised representative of any one of the Founders. A quorum must be present at the beginning of and throughout each meeting. If within thirty minutes of the time appointed for a meeting a quorum is not pesent, the meeting shall stand adjourned until the same time and place on the same day in the next week or if that day is not a Business Day, on the Business Day immediatly following that day and at the same time ard place).

10.4  The chairman of the Board from time to time snail preside as chairman at every Shareholders meeting. The chairman may appoint an alternate to attend it his place. Subject to clause 10.7 below, questions against at any Shareholders' meeting shall be decided by a simple majority of votes except where a greater majority is required by vote New Articles, any agreement between the Shareholders (including this Agreernent) or by applicable law and in the case of an equality of votes, the chairman shall not have a destine vote. Sharehoders ray participate in a Shareholders' meeting by means of telephone, audio-visual or similar communicat ens equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence.

10.5  Shareholders' resolutions -nay be passed by circuar resolution signed ay or on belief of all of the Shareholders.

10.6  Each Shareholder will exercise or refrain from exercising any voting rights or other powers of control so as to ensure the passing of any and every resolution necessary or desirable procure that the affairs of the Group are conducted in accordance with the provisions of this Agreement and otherwise to give full effect to the provisions of this Agreement and likewise to ensure that no resolution is passed which does not accord with such provisions.

10.7  The Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Group to procure that the Company shall no and no Group Company shall, wrhout the prior written approval of the investor and he Fourders or by representatives of the Investor ard the Founders at a general meeting of Shareholders of the Company, effect any of the matters referred to in Schedule 5.

10.8  As a separate obligation, severable from the obligations in clause 10.7, the Company agrees that save with the prior written approval of the Investor, it shall not effect any of the matters referred to in Schedule 5. The Investor shall E.-Authorize the Co-President appointee by the Investor to act as the represellative of the Investor, from whom such pm or wrif:en approval should be issued on behalf of the Investor.

10.9  The Board shall authorize the Co-Presidents to jointly decide the following matters:

(a)  the appointment of vice presidents of the Company,

(b)  the appointment of director of each division of the Company;

(c)   the appointment of directors of each branch of the Company

(d)   the executon of any contracts on behalf of the Company

(e)  the recruitment and dismissal of any employees of the Compary; and

(f)   the monthly budget of the Company.

10.10   The Board shall. authorize the Co-Presidents to jointly approve the disbursement and payment of the Company pursuant to the Disbursement Plan and the month y budget. The Co-Presidents may delegate such rights to the other member of management of the Company.

10.11  The WFOE shall establish a board of supervisors in accordance with PRC law.

10.12   The provisions of clauses10 10 shall apply mutatis mutaedis in respeet of each other Group Company and Chinacomm.

11           Business undertakings and Additional Finance and Capital

11.1   The Shareholders will promote the best interests of the Company are the Group Companies and ensure that the Business is conducted in accordance with the Business Plan and with good business practice.

11.2   The Company shall apply the proceeds of the subscription by the Investor for the New Shares in the furtherance of the Business in accordance with the Business Plan, the Disbursement Plan ard the budgets adopted pursuant to the terms of this Agreement.

11.3   The Shareholders undertake to each other to procure so far as it relies within their respective power to do so, that Company will comply with the requirements set out in Schedule 6.

11.4   The Company shall prepare a Business Plan for the current Financial Year at Closing and shall in each succeeding year of the operation of the Business update the Business Plan within ninety (90) days prior to the end of each Financial Year.

11.5   Subject as provided in clause 11.6, the Shareholders shall on requests made by the Company severally provide by way of can to the Company or by way of additions ordinary share capital such sums as shall be required by the Company from time to time for the proper conduct of the Business and to enable it to meet its obligations and liabilities and to furd its Subsidiaries from time to time in such manner as shall be required for the proper conduct of the Business and to enable them to meet their respect ve obligations and liabilities and the Corrpany hereby agrees that it will subject to itself being adequately funded) so fund the said Subsidiaries and the amounts to be so lent or applied in such subscription and the terms upon which any such loans or subscriptions shall be made shall be determined by unanirnous agreement between the Shareholders provided however that in default of such agreement each of the Shareholders shall advance by way of loan in arnounts pro rata to the normal value of the their holding of Shares.

11.6   Subject as otherwise provided in this Agreement, clause 10.5 shall be without prejudice to the right of the Company to borrow sums from third parties on the most favourable terms obtainable as to interest, repayment and security and without allowing any prospective lender a right to participate in the Share capital of the Company as a condition or term of any loan or advance.

12      Profits Distribution

12.1    Save as otherwise agreed by all Shareholders and subject to clauses 3.5 and 10.7 the profits at the Company are each of its Group Companies in each of their respective financial years, after tax or provision therefore and after the making of such provision as may be required to meet working capital requirements and outstanding loan obligations and after such transfers to reserve and provisions as are reasonably in the reasonable opinion of the Shareholders and the Board to be made for contingent future liabilibites, shall to the extent allowed by applicable laws be distributed in full by way of dividends